Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN REPORTS HIGHER FIRST QUARTER EARNINGS

     NORTHFIELD, Illinois, April 22, 2008 -- Stepan Company (NYSE: SCL) today reported first quarter results for the period ended March 31, 2008.

SUMMARY
($ in thousands)	Three Months Ended March 31

	2008	2007	% Change
Net Sales	$ 381,451	$ 313,004	+	22
Net Income	8,747	5,687	+	54
Earnings per Diluted Share	$ 0.85	$ 0.56	+	52

FIRST QUARTER RESULTS

Net income for the quarter was $8.7 million, or $0.85 per diluted share, compared to $5.7 million, or $0.56 per diluted share, for the prior year quarter. Gross profit increased by $11.0 million, or 32 percent, due to a significant improvement in surfactant earnings. Global surfactant results increased as a result of improved customer and product mix as well as recovery of fabric softener margins. Polymer gross profit declined by $0.9 million, or eight percent, due to a sharp decline in phthalic anhydride (PA) gross profit due to lower sales volume and higher raw material costs, partially offset by global growth in polyol sales volume.

Operating income rose $6.3 million, or 60 percent, due to the $11.0 million improvement in gross profit offset by a $4.7 million increase in operating expenses.

The net effect of foreign exchange losses and favorable translation gains resulted in pretax income of $0.8 million for the quarter compared to zero impact in the prior year quarter.

Net sales increased 22 percent due to higher selling prices (20 percent) and the favorable effect of foreign currency translation (four percent), offset by lower sales volume (two percent).

SEGMENT RESULTS

($ in thousands)	Three Months Ended March 31

	2008	2007	% Change
Net Sales
Surfactants	$ 290,324	$ 236,476	+	23
Polymers	80,836	68,682	+	18
Specialty Products	10,291	7,846	+	31

Total Net Sales	$ 381,451	$ 313,004	+	22

Surfactant gross profit increased $11.4 million, or 51 percent, on volume that declined by three percent. The significant improvement in gross profit was attributable to improved customer and product mix and continuing efforts to recover higher raw material costs in selling prices, particularly for fabric softeners. Additionally, increased fabric softener capacity in Mexico eliminated prior year outsourcing costs. Sales of higher value added surfactants in agricultural products and the broader distributor market contributed to the improved customer and product mix. The decline in volume was due to lower volumes sold into the personal care market in part due to a large customer switching from low active to high active products that result in lower volumes. Commodity laundry and fabric softener volumes improved. Sales of biodiesel produced a slight operating profit compared to a year ago loss on similar sales volumes. Biodiesel profit margins continue to be depressed due to high soybean oil prices. Surfactants represent 76 percent of Company net sales.

Polymer segment gross profit declined by $0.9 million, or eight percent, while achieving a two percent increase in volume. The profit decline was due to a 21 percent decline in PA volume due to the recessionary environment in the automotive, recreational vehicle and boating industries, where PA is used in unsaturated polyester resins for plastic and composite materials. Stepan’s internal consumption of PA in polyols increased and now represents more than a third of capacity. Polyol gross profit improved on a 20 percent increase in volume. Stepan’s polyol is used primarily in rigid foam insulation for commercial roofing. The majority of this market is for replacement roofs versus new construction. This market has not yet experienced recessionary effects, in part, due to the desire for greater energy savings achieved from increased insulation. Polymer net sales represent 21 percent of Company sales.

Specialty products gross profit increased slightly on improved volume and margins in the food ingredients market. Specialty products represent three percent of Company sales.

OPERATING EXPENSES
($ in thousands)	Three Months Ending March 31

	2008	2007	% Change
Marketing	$9,780	$8,932	+ 9
Administrative - General	10,110	9,080	+ 11
Administrative - Deferred
Compensation Obligations	674	(1,364)	NM
Research, development
and technical service	8,416	7,629	+ 10

Total	$28,980	$24,277	+ 19

Deferred compensation expenses increased $2.0 million from $1.3 million of income in the prior year quarter to $0.7 million of expense this period. The accounting requirement for the deferred compensation plan results in expense when the price of Stepan stock and mutual funds held for the plan rise and income when they decline. The remaining increases in marketing, administrative and research costs were largely attributable to $1.5 million of higher wage and benefit costs, particularly associated with higher long term incentive compensation plan costs and bonus and profit sharing provisions. Foreign currency translation added $0.7 million to the combined growth in operating expenses.

OTHER INCOME AND EXPENSE

Interest expense grew by two percent due to higher average debt levels brought about by increased working capital requirements. Capital expenditures were $10.6 million in the quarter versus $11.5 million a year ago. Full year capital expenditures are projected to be $40 million to $45 million.

The loss from our Philippine joint venture increased in part due to planned and unplanned production interruptions. Improved volume and pricing in the region is projected to lead to a slight profit for the full year.

Included in other, net expense on the income statement is $1.3 million of loss on mutual fund investments held for our deferred compensation plan. In January 2008, the Company adopted new accounting rule Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows for the marking to market of financial instruments such as these in the income statement, which were previously recorded in accumulated other comprehensive income in the stockholders’ equity section of the balance sheet.

OUTLOOK

“We are pleased with our progress in the first quarter,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Profitability of our global surfactant business was up 51 percent as we continued to improve our customer and product mix, recaptured lost margin on fabric softeners, reduced outsourcing and benefited from our restructuring efforts. Within Polymers, the decline in PA profitability was mostly offset by volume growth in our global polyol business. While we remain concerned about the potential impact of a recession, we believe our first quarter improvement is sustainable and anticipate continued profit growth over last year,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time on April 23, 2008. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * Table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY
Statements of Income
For the Three Months Ended March 31, 2008 and 2007
(Unaudited – 000’s Omitted)

	Three Months Ended
	March 31

				%
	2008	2007	Change

Net Sales	$ 381,451	$ 313,004	+	22
Cost of Sales	335,593	278,195	+	21

Gross Profit	45,858	34,809	+	32

Operating Expenses:
Marketing	9,780	8,932	+	9
Administrative	10,784	7,716	+	40
Research, development and technical services	8,416	7,629	+	10

	28,980	24,277	+	19

Operating Income	16,878	10,532	+	60
Other Income (Expense):
Interest, net	(2,347)	(2,308)	+	2
Loss from equity in joint venture	(277)	(126)	+	120
Other, net	(1,457)	(18)	+	-

	(4,081)	(2,452)	+	66

Income Before Income Taxes
and Minority Interest	12,797	8,080	+	58
Provision for Income Taxes	4,067	2,394	+	70
Minority Interest	(17)	(1)	+	-

Net Income	$8,747	$5,687	+	54

Net Income Per Common Share
Basic	$0.91	$0.59	+	54

Diluted	$0.85	$0.56	+	52

Shares Used to Compute Net Income
per Common Share
Basic	9,398	9,292	+	1

Diluted	10,233	10,074	+	2